                                                                  EXHIBIT 2.1(D)

                   Amendment To Agreement And Plan Of Merger


     THIS AMENDMENT (the "Amendment") is made as of November 24, 1999 to the Agreement and Plan of Merger (the "Agreement") among Nutrition For Life International, Inc., a Texas corporation ("NFLI"), NL Acquisition Company, a Delaware corporation which is the successor in interest to Advanced Nutraceuticals, Inc. ("NL"), AC Acquisition Company, a Delaware corporation ("AC"), Ash Corp., a Mississippi corporation ("ASH"), Allan I. Sirkin and Neil Sirkin (collectively, the "Shareholders").

     WHEREAS, NFLI, NL, AC, ASH and the Shareholders entered into the Agreement as of October 25, 1999;

     WHEREAS, subsequent to the date of the Agreement, a merger transaction was completed in which Bactolac Pharmaceutical Inc. merged into BPI Acquisition Company, a wholly-owned subsidiary of NFLI and, in connection with the merger, the name of BPI Acquisition Company was changed to Bactolac Pharmaceutical Inc.;

     WHEREAS, the parties have determined that it would be in their respective best interests to amend the Agreement to, among other things, include Bactolac Pharmaceutical Inc. ("BPI") as a party to the Agreement and to provide for the merger of ASH with and into BPI.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

     1. The Agreement is amended by the addition of BPI as a party to the Agreement.

     2. Sections 1, 2, 3 and 4 of the Agreement is hereby deleted in its entirety, and the following substituted therefor:

1.  THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, ASH shall be merged with and into BPI at the Effective Time of the Merger. Following the Merger, the separate corporate existence of ASH shall cease and BPI shall continue as the Surviving Corporation.

     1.2 Effective Time Of The Merger. At the Closing, BPI and ASH shall file Articles of Merger in such form as is required by and executed in accordance with the relevant provisions of the corporate laws of the States of Delaware and Mississippi. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Delaware Secretary of State or at such subsequent time as BPI and ASH shall agree and as shall be specified in the Articles of Merger.

     1.3 Certificate Of Incorporation, Bylaws, Board Of Directors And Officers Of The Surviving Corporation.

          (i) The Certificate of Incorporation of BPI as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (ii) At the Effective Time of the Merger, the Bylaws as in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (iii) Directors and officers of BPI in office immediately prior to the Effective Time of the Merger, shall be the directors and officers, respectively, of the Surviving Corporation, and each shall hold his or her respective office or offices from and after the Effective Time of the Merger until his or her successor shall have been elected and shall have qualified or as otherwise provided in the Bylaws of the surviving corporation.

     1.4 Certain Information With Respect To The Capital Stock Of BPI and ASH. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of BPI and ASH as of the date of this Agreement are as follows:

          (i) As of the date of this Agreement, the authorized and outstanding capital stock of ASH consists of 30,000000 shares of common stock, $.001 par value of which 10,000,000 shares are issued and outstanding.

          (ii) As of the date of this Agreement, the authorized capital stock of BPI consists of 10,000 shares of common stock, $.001 par value, of which 100 shares are issued and outstanding.

     1.5 Effect Of Merger. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law and the Mississippi Business Corporation Act. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of BPI shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of ASH shall be merged with and into BPI, and BPI, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time of the Merger, the separate existence of ASH shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all and every other interest of or belonging to or due to BPI and ASH shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed.

2.  CONVERSION OF STOCK

2.1 Conversion Of ASH Stock. At the Effective Time of the Merger and without any action on the part of the holders of ASH Stock, the ASH Stock shall be converted into the right to receive (i) $1,400,000 in NFLI Preferred Stock, (ii) $750,000 in cash, without interest, (iii) a subordinated promissory note (the "Note"), in substantially the form attached as Exhibit 2.1(iii), having an aggregate principal amount of $500,000, and (iv) up to $3,000,000 in NFLI Preferred Stock as set forth in the Earnout Agreement substantially in the form attached hereto as Exhibit 2.1(a). The amount of cash, principal amount of the Note and number of shares of NFLI Preferred Stock to be received by each holder of ASH Stock prior to the Effective Time of the Merger is set forth in Schedule 2.1. The Statement of Designation of Series A Preferred Stock is attached hereto as Exhibit 2.1(b).

     2.2 Effect Of Merger On BPI Stock. At the Effective Time of the Merger without any action on the part of the holders of BPI Stock, each share of BPI Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding as one share of BPI Stock.

3.   DELIVERY OF MERGER CONSIDERATION

     3.1 Exchange Procedure. At the Effective Time of the Merger the holders of the ASH Stock shall, on surrender of certificates representing the ASH Stock ("Certificates"), receive their respective number of shares of NFLI Preferred Stock which constitute the Merger Consideration as set forth on Schedule 2.1 hereto.

     3.2 Delivery Of Certificates. Each holder shall deliver to BPI, ANI and NFLI at the Closing the Certificates representing the shares of ASH Stock owned by him or her, duly endorsed in blank by the holder, or accompanied by blank stock powers. Each holder agrees promptly to cure any deficiencies with respect to the endorsement of his or her Certificates or other documents of conveyance with respect to such ASH Stock or with respect to the stock powers accompanying any ASH Stock. All shares of NFLI Preferred Stock issued upon conversion of shares of ASH Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to the ASH Stock. Until surrender as contemplated by this
Section 3, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration.

4.   CLOSING

     Subject to the terms and conditions of this Agreement, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Sections 8 and 9, unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of NFLI, 9101 Jameel, Houston, Texas 77040, unless another place is agreed to in writing by the parties hereto.

     3. Section 6 of the Agreement is amended by the addition of the following:

     6.7 Due Organization of BPI. BPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as it is now being conducted. BPI is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of NFLI, NL and BPI taken as a whole (as used herein with respect to NFLI, NL and BPI, or with respect to any other person, a "Material Adverse Effect"). True, complete and correct copies of the Certificate of Incorporation and Bylaws (the "BPI Charter Documents") have been provided to ASH and the Shareholders.

     6.8 Authorization. The representatives of BPI executing this Agreement have the authority to enter into and bind BPI to the terms of this Agreement. BPI has the full legal right, corporate power and authority to enter into this Agreement and the Merger.

     6.9 Capital Stock of BPI. The authorized capital stock of BPI is as set forth in Section 1.4. All of the issued and outstanding shares of the capital stock of BPI have been duly authorized and validly issued, are fully paid and non-assessable, and further, such shares were offered, issued, sold and delivered by BPI in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of any pre-emptive rights of any past or present stockholder.

     4. Sections 7, 8, 9, 10, 11, 12 and 13 of the Agreement are amended by deletion of the word "Newco" in each place appearing in those sections, and the substitution of "BPI," in each place where Newco previously appeared.

     5. Section 11.1(ii) of the Agreement is amended by deletion of the date, November 5, 1999, and substitution of the date, December 3, 1999.

     6. Section 13.7(a) is amended to provide that notice to BPI shall be provided at 51 Brooklyn, Westbury, New York 11590, Facsimile: (516) 333-4714,
Attention:  President.

     Except as expressly set forth herein, the Agreement is unamended and remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

NUTRITION FOR LIFE INTERNATIONAL, INC.


By:__________________________________
Name:
Title:

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

NL ACQUISITION COMPANY


By:__________________________________
Name:
Title:


AC ACQUISITION COMPANY


By:__________________________________
Name:
Title:


BACTOLAC PHARMACEUTICAL INC.


By:__________________________________
Name:
Title:


ASH CORP.


By:__________________________________
Name:
Title:



_____________________________________
ALLAN I. SIRKIN


_____________________________________
NEIL SIRKIN

                                  Schedule 2.1

     The holders of ASH Stock shall receive cash, Notes and NFLI Preferred Stock as follows:

                                               Shares of NFLI
                                             Preferred Stock to     Cash to be           Notes to be
                                               be Received by      Received by            Received by
                          Number of Shares    Former Holders of   Former Holders       Former Holders of
         Name               of ASH Stock        ASH Stock at      of ASH Stock at         ASH Stock at
                                                   Closing            Closing               Closing
---------------------------------------------------------------------------------------------------------
Seymour Glaser                    1,000,000              4,929.6             $125,000
---------------------------------------------------------------------------------------------------------
Joan Mendelson, Trustee           1,000,000              4,929.6              125,000
---------------------------------------------------------------------------------------------------------
Allan I. Sirkin                   5,500,000             27,112.8              345,000             345,000
---------------------------------------------------------------------------------------------------------
Neil Sirkin                       2,500,000               12,324              155,000             155,000
---------------------------------------------------------------------------------------------------------